Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated April 11, 2011 Updating Revenue and Expense Guidance

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises updates revenue and expense guidance

DAVENPORT, Iowa (April 11, 2011) — Lee Enterprises, Incorporated (NYSE: LEE) announced today that it expects to report a revenue decline of approximately $6.5 million to $7.5 million for its second fiscal quarter ended March 27, 2011, when compared with the corresponding prior year period. Operating expenses for Lee’s full fiscal year, which ends in September, are now expected to decline more than 1.0 percent compared with the previous year, improved from a previous forecast of an increase of up to 1.0 percent. Lee has not finalized its financial statement closing process for the second fiscal quarter and during the course of that process Lee may identify items that would require Lee to make adjustments to the information contained herein. Accordingly, final results, which Lee plans to report on May 6, could vary from those estimates.

Mary Junck, Lee chairman and chief executive officer, said revenue results in the March quarter were adversely affected by the late timing of the Easter holiday in 2011, as Lee historically experiences an increase in advertising revenue in the weeks preceding that holiday, and weak national revenue. She said Lee reduced debt during the quarter by $26.2 million.

Lee Enterprises is the leading provider of local news and information, and a major platform for advertising, in the markets we serve, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee's digital sites attracted 22 million unique visitors in January 2011. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on Lee Enterprises, Incorporated’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, competition and other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended September 26, 2010. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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